Exhibit 99.1
Purchase, New York       Telephone:  914-253-2000       www.pepsico.com

Contact:	Investor	Media
	Lynn A. Tyson	Dave DeCecco
	Senior Vice President, Investor Relations	Director, Media Bureau
	914-253-3035	914-253-2655
	email: lynn.tyson@pepsi.com	email: david.dececco@pepsi.com

PepsiCo Announces FTC Grant Of Early Termination Of Waiting Period Under HSR Act For Bottler Acquisitions

PURCHASE, N.Y. – Feb. 25, 2010 – PepsiCo, Inc. (NYSE: PEP) today announced that the Federal Trade Commission (FTC) has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for its previously announced acquisitions of The Pepsi Bottling Group, Inc. (NYSE: PBG) and PepsiAmericas, Inc. (NYSE: PAS).  In addition, on February 25, 2010, the FTC accepted a Consent Decree providing for the maintenance of the confidentiality of certain information PepsiCo will obtain from Dr. Pepper Snapple Group, Inc. (DPS) in connection with the manufacture and distribution of certain DPS products after the acquisitions are completed.  The Consent Decree is subject to a 30-day public comment period and then final acceptance by the FTC.  However, there are no further regulatory approvals required to complete the acquisitions.  PepsiCo plans to close the acquisitions, which remain subject to the satisfaction of other customary closing conditions, after market close on February 26, 2010.

About PepsiCo

PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 19 different product lines that each generate more than $1 billion in annual retail sales. Our main businesses – Frito-Lay, Quaker, Pepsi-Cola, Tropicana and Gatorade – also make hundreds of other nourishing, tasty foods and drinks that bring joy to our consumers in over 200 countries. With more than $43 billion in 2009 revenues, PepsiCo employs approximately 203,000 people who are united by our unique commitment to sustainable growth, called Performance with Purpose. By dedicating ourselves to offering a broad array of choices for healthy, convenient and fun nourishment, reducing our environmental impact, and fostering a diverse and inclusive workplace culture,   PepsiCo balances strong financial returns with giving back to our communities worldwide. For more information, please visit www.pepsico.com.

Statements in this communication that are “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences and tastes or otherwise; damage to PepsiCo’s reputation; trade consolidation, the loss of any key customer, or failure to maintain good relationships with PepsiCo’s bottling partners; PepsiCo’s ability to hire or retain key employees or a highly skilled and diverse workforce; unstable political conditions, civil unrest or other developments and risks in the countries where PepsiCo operates; changes in the legal and regulatory environment; PepsiCo’s ability to build and sustain proper information technology infrastructure, successfully implement its ongoing business process transformation initiative or outsource certain functions effectively; unfavorable economic conditions and increased volatility in foreign exchange rates; PepsiCo’s ability to compete effectively; increased costs, disruption of supply or shortages of raw materials and other supplies; disruption of PepsiCo’s supply chain; climate change or changes in legal, regulatory or market measures to address climate change; PepsiCo’s ability to consummate the mergers with The Pepsi Bottling Group, Inc. (PBG) and PepsiAmericas, Inc. (PAS);  PepsiCo’s ability to realize the full extent of the benefits and cost savings expected from the mergers with PBG and PAS; PepsiCo’s ability to realize the anticipated cost savings and other benefits expected from the mergers with PBG and PAS; failure to renew collective bargaining agreements or strikes or work stoppages; and any downgrade of PepsiCo’s credit rating resulting in an increase of its future borrowing costs.

For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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